EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CONTACTS:	Alexis Pascal / Cathryn Johnson
Stapleton Communications Inc. Tel: 650.470.0200 Alexis@stapleton.com Cathryn@stapleton.com

DayStar Technologies, Inc. Adopts Stockholder Rights Plan

SANTA CLARA, California – (PR Newswire – First Call) – May 7, 2008 – DayStar Technologies, Inc. (NASDAQ: DSTI) a developer of photovoltaic products based on CIGS thin film semiconductor technology, today announced that its Board of Directors has adopted a Stockholder Rights Plan. Dr. Stephan DeLuca, DayStar Technologies, Inc.’s chief executive officer, stated, “The Board believes that a Stockholder Rights Plan enhances its ability to protect stockholder interests and ensures that stockholders receive fair treatment in the event of any coercive takeover attempt. The Plan is intended to provide the Board with sufficient time to consider any and all alternatives to such an action. The Board believes it is protecting the interests of all of its stockholders.”

In connection with the adoption of the Stockholder Rights Plan, the Board of Directors declared a dividend distribution of one preferred stock purchase right for each outstanding share of DayStar Technologies, Inc.’s common stock to stockholders of record as of the close of business on May 7, 2008. Initially, these rights will not be exercisable. The rights will trade with the shares of DayStar Technologies, Inc.’s common stock and will expire at the close of business on May 7, 2010 unless previously redeemed or exchanged. Under the Stockholder Rights Plan, the rights generally will become exercisable if a person becomes an “acquiring person” by acquiring 15% or more of the common stock of DayStar Technologies, Inc. or if a person commences a tender offer that could result in that person owning 15% or more of the common stock of DayStar Technologies, Inc. If a person becomes an “acquiring person,” each holder of a right (other than the acquiring person) would be entitled to purchase, at the then-current exercise price, such number of shares of preferred stock which are equivalent to shares of DayStar Technologies, Inc.’s common stock having a value of twice the exercise price of the right. If DayStar Technologies, Inc. is acquired in a merger or other business combination transaction after any such event, each holder of a right would then be entitled to purchase, at the then-current exercise price, shares of the acquiring company’s common stock having a value of twice the exercise price of the right.

About DayStar Technologies, Inc.

DayStar Technologies, Inc. is engaged in the development, manufacturing, and marketing of photovoltaic products based upon CIGS thin film semiconductor technology. For more information, visit the DayStar website at www.daystartech.com.